Exhibit 107
Calculation of Filing Fee Tables
FORM S-3
(Form Type)
ASCEND WELLNESS HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
	Newly Registered Securities
Fees to be Paid	Equity	Class A Common Stock, $0.001 par value	457(o)	(1)	(2)	(1)(2)	$0.0001102	(1)(2)
Fees to be Paid	Other	Preferred Stock, $0.001 par value	457(o)	(1)	(2)	(1)(2)	$0.0001102	(1)(2)
Fees to be Paid	Other	Warrants	457(o)	(1)	(2)	(1)(2)	$0.0001102	(1)(2)
Fees to be Paid	Other	Debt Securities	457(o)	(1)	(2)	(1)(2)	$0.0001102	(1)(2)
Fees to be Paid	Other	Subscription Rights	457(o)	(1)	(2)	(1)(2)	$0.0001102	(1)(2)
Fees to be Paid	Other	Units	457(o)	(1)	(2)	(1)(2)	$0.0001102	(1)(2)
Fees to be Paid	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)	(1)	(2)	$100,000,000(1)(2)	$0.0001102	$11,020(1)(2)
Fees to be Paid	Equity	Class A Common Stock, $0.001 par value, underlying previously issued warrants and registered for resale	457(c)	4,380,143(3)	$2.17(4)	$9,504,911(3)(4)	$0.0001102	$1,048(3)(4)
		Total Offering Amounts				$109,504,911		$12,068
		Total Fees Previously Paid						$0
		Total Fee Offsets						$0
		Net Fee Due						$12,068

(1)There are being registered under this Registration Statement such indeterminate number of Class A common stock (“Common Shares”), shares of preferred stock, warrants, debt securities, subscription rights and units of the Registrant, and a combination of such securities, separately or as units, as may be sold by the Registrant from time to time, which collectively shall have an aggregate initial offering price not to exceed US$100,000,000. The securities registered hereunder also include such indeterminate number of each class of identified securities as may be issued upon conversion, exercise or exchange of any other securities that provide for such conversion into, exercise for or exchange into such securities. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. In addition, pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), as amended, the common shares being registered hereunder include such indeterminate number of common shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions. The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities under this Registration Statement.
(2)Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act.
(3)Represents 4,380,143 Common Shares, consisting of Common Shares issuable on exercise of warrants of the Company to be offered by certain selling stockholders named herein.
(4)Estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee, based on the average of the bid and ask prices of shares of the Common Shares, as reported on the OTCQX® Best Market operated by OTC Markets Group, Inc. under the symbol “AAWH” on November 17, 2022, a date within five business days prior to the initial filing of this registration statement.
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